EXHIBIT 99.1

Atrion Reports Results for Fourth Quarter and Full Year 2018

ALLEN, Texas, Feb. 26, 2019 (GLOBE NEWSWIRE) -- Atrion Corporation (NASDAQ: ATRI) announced today that for the fourth quarter of 2018 revenues were $34.9 million compared to $34.0 million in the same period of 2017, net income was $7.7 million compared to $8.6 million in the prior-year period, and diluted earnings per share were $4.17 compared to $4.66 in the prior-year period. For the full year 2018 compared to 2017, Atrion increased revenues to $152.4 million from $146.6 million, net income was $34.3 million compared to $36.6 million, and diluted earnings per share were $18.44 compared to $19.71.

David Battat, President & CEO, commenting on the results for the fourth quarter and the full year 2018 as compared to the prior-year periods, said, "We are pleased that our revenues were up 3% in the quarter and 4% for the full year despite the significant decline in Ophthalmic sales that was discussed in prior press releases. Those sales were lower by 17% in the quarter and 23% for the full year.” Mr. Battat continued, “Full year comparisons of net income and diluted EPS are distorted because our 2018 tax rate was higher than the prior year due to significant, non-recurring tax benefits in 2017.”

Mr. Battat continued, “Although operating income showed a small year-over-year improvement, operating income for 2018 was 27% of sales, a testament to both the clinical demand for our products and the efficiency of our operations. As a result, cash flow from operations in 2018 funded an increase of $6.4 million in working capital, $17.5 million in manufacturing investments and $9.4 million in dividend payments. In addition cash and short and long term investments increased by $14.8 million during the year, bringing the total as of December 31, 2018 to $89.5 million.”

Commenting on the outlook for 2019, Mr. Battat said, “We anticipate that Ophthalmic sales will stabilize in the second quarter of this year, while other major product areas will begin to benefit from new product releases. We are particularly excited that, after a multi-year development process, the latest generation of our flagship cardiovascular technology, the Myocardial Protection System (MPS 3), is undergoing a limited market release in Canada, and we hope to have FDA clearance for the U.S. market this year. The MPS 3 is a significant step forward in our cardiovascular portfolio, expanding the benefits of this platform to both clinicians and patients. We are confident that our MPS 3 will remain the market leading technology in its niche for several years to come.”

Atrion Corporation develops and manufactures products primarily for medical applications. The Company’s website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially.  Such statements include, but are not limited to, Atrion’s expectations regarding stabilizing Ophthalmic sales, benefits from new product releases, FDA clearance of MPS 3 in the U.S. market, and MPS 3 market position.  Words such as “expects,” “believes,” “anticipates,” “intends,” "should", "plans," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements involve risks and uncertainties.  The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements:  changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company’s ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls.  The foregoing list of factors is not exclusive, and other factors are set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date hereof, and we do not undertake any obligation, and disclaim any duty, to supplement, update or revise such statements, whether as a result of subsequent events, changed expectations or otherwise, except as required by applicable law.

Contact:	Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800

ATRION CORPORATION CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018 (unaudited)	2017 (unaudited)	2018	2017
Revenues	$34,926	$34,024	$152,448	$146,595
Cost of goods sold	19,321	18,001	80,670	75,841
Gross profit	15,605	16,023	71,778	70,754
Operating expenses	7,287	7,730	30,071	29,480
Operating income	8,318	8,293	41,707	41,274

Interest and dividend income	389	259	1,562	1,065
Other investment income (loss)	(106)	--	(1,275)	--
Other income	22	--	42	1
Income before income taxes	8,623	8,552	42,036	42,340
Income tax benefit (provision)	(874)	94	(7,781)	(5,747)
Net income	$7,749	$8,646	$34,255	$36,593

Income per basic share	$4.18	$4.67	$18.49	$19.82

Weighted average basic shares outstanding	1,853	1,852	1,853	1,846

	$4.17	$4.66	$18.44	$19.71
Income per diluted share
Weighted average diluted shares outstanding	1,860	1,857	1,858	1,857

ATRION CORPORATION CONSOLIDATED BALANCE SHEETS (In thousands)

	Dec. 31,	Dec. 31,
ASSETS	2018	2017

Current assets:
Cash and cash equivalents	$58,753	$30,136
Short-term investments	9,684	35,468
Total cash and short-term investments	68,437	65,604
Accounts receivable	17,014	17,076
Inventories	33,572	29,354
Prepaid expenses and other	3,242	3,199
Total current assets	122,265	115,233
Long-term investments	21,048	9,136
Property, plant and equipment, net	74,893	66,369
Other assets	13,010	13,042

	$231,216	$203,780

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	10,220	9,622
Line of credit	--	--
Other non-current liabilities	10,229	9,770
Stockholders’ equity	210,767	184,388

	$231,216	$203,780